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                                                                Exhibit (23)(d)



                        CONSENT OF INDEPENDENT AUDITORS



   We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Pre-Effective Amendment No. 1 to Form S-3 Registration Statement and related Prospectus of Wachovia Corporation (formerly named First Union Corporation) for the registration of debt securities and to the incorporation of our report dated January 17, 2001 (except Note A, as to which the date is August 24, 2001) with respect to the restated audited financial statements of Wachovia Corporation for each of the three years in the period ended December 31, 2000 included in Wachovia Corporation's (formerly named First Union Corporation) Current Report on Form 8-K dated August 30, 2001, filed with the Securities and Exchange Commission.



                                          /s/  Ernst & Young LLP



Greensboro, North Carolina


May 29, 2002